Exhibit 99.1
Contacts: Paul Arling (UEI) 714.820.1000
Kirsten Chapman (IR Agency) 415.433.3777
Universal Electronics Reports Second Quarter 2010
Financial Results
CYPRESS, CA – August 5, 2010 – Universal Electronics Inc. (UEI), (NASDAQ: UEIC) reported financial results for the second quarter ended June 30, 2010.
“Our second quarter earnings were marked by consistent revenue performance, improved margins and our ability to manage expenses while continuing to invest in R&D” stated Paul Arling, UEI’s Chairman and CEO. “UEI’s focus on innovation drives our success in providing the control solutions and technologies that meet customers’ and consumers’ future needs. We have a strong track record of introducing breakthrough solutions that support ease-of-use and minimize the complexity of today’s home entertainment environment. We believe that our focus on affordable, ease of use solutions for consumers will result in benefits for our customers and, ultimately, our shareholders.”
Financial Results for the Quarter Ended June 30: 2010 Compared to 2009
•	Net sales were $78.9 million, compared to $78.3 million.
•	Business Category revenue was $67.3 million, compared to $68.1 million. The Business Category contributed 85% of total net sales, compared to 87%.

•	Consumer Category revenue was $11.6 million, compared to $10.2 million. The Consumer Category contributed 15% of total net sales, compared to 13%.
•	Gross margins were 34.8%, compared to 32.6%.
•	Total operating expenses were $20.1 million, compared to $19.8 million.
•	Operating income was $7.3 million, compared to $5.7 million.
•	Interest income was $17,000, compared to $127,000.
•	Net income was $4.8 million, or $0.34 per diluted share, compared to $3.8 million, or $0.27 per diluted share.
•	At June 30, 2010, cash and cash equivalents was $78.8 million.
Bryan Hackworth, UEI’s CFO, commented, “During the second quarter 2010, we increased the operating margin rate and grew cash flow from operations. We are confident we will continue to leverage our fixed cost structure and deliver strong earnings per diluted share growth in 2010.”
Six-month Period Financial Results: June 30, 2010 Compared to June 30, 2009
•	Net sales were $150.3 million, compared to $149.4 million.
•	Gross margins were 32.9%, compared to 31.4%.
•	Total operating expenses were $39.5 million, compared to $39.7 million.
•	Net income was $6.6 million, or $0.47 per diluted share, compared to $4.6 million, or $0.33 per diluted share.

Financial Outlook
For the third quarter of 2010, net sales are expected to range between $79.5 million and $83.5 million, compared to $83.2 million in the third quarter of 2009. The company anticipates gross margins for the third quarter of 2010 to be approximately 33% of sales, plus or minus one point, compared to 31.3% of sales in the third quarter of 2009. For the third quarter of 2010, operating expenses are expected to range from $19.3 million to $19.9 million, compared to third quarter 2009 operating expenses of $19.4 million. Earnings per diluted share for the third quarter of 2010 are expected to range from $0.32 to $0.36, compared to earnings per diluted share of $0.30 in the third quarter of 2009.
For the full 2010 year, the company expects net sales to range between $315.0 million and $325.0 million, compared to $317.6 million in 2009. Earnings per diluted share for 2010 are expected to range from $1.20 to $1.28, compared to earnings per diluted share of $1.05 in 2009.
Conference Call Information
UEI’s management team will hold a conference call today, Thursday, August 5, 2010 at 4:30 p.m. ET / 1:30 p.m. PT, to discuss its second quarter 2010 earnings results, review the quarterly activity and answer questions. To access the call in the U.S. please dial 877-655-6895 and for international calls dial 706-758-0299 approximately 10 minutes prior to the start of the conference. The conference ID is 89845448. The conference call will also be broadcast live over the Internet and available for replay for one year at www.uei.com. In addition, a replay of the call will be available via telephone for two business days, beginning two hours after the call. To listen to the replay, in the U.S., please dial 800-642-1687 and internationally, 706-645-9291. Enter access code 89845448.
About Universal Electronics Inc.
Founded in 1986, Universal Electronics Inc. (UEI) is the global leader in wireless control technology for the connected home. UEI designs, develops, and delivers innovative solutions that enable consumers to control entertainment devices, digital media, and home systems. The company’s broad portfolio of patented technologies and database of infrared control software have been adopted by many Fortune 500 companies in the consumer electronics, subscription broadcast, and computing industries. UEI sells and licenses wireless control products through distributors and retailers under the One For All® brand name. UEI also delivers complete home control solutions in the professional custom installation market under the brand name Nevo®. For additional information, please visit our website at www.uei.com.
Safe Harbor Statement
This press release contains forward-looking statements that are made pursuant to the Safe-Harbor provisions of the Private Securities Litigation Reform Act of 1995. Words and expressions reflecting something other than historical fact are intended to identify forward-looking statements. These forward-looking statements involve a number of risks and uncertainties, including the ability of the Company to continue developing innovative control solutions and technologies that are accepted by our customers and consumers; the continued leveraging of the Company’s fixed cost structure resulting in increased profitability and cash flow; general economic conditions; and other factors described in the Company’s filings with the U.S. Securities and Exchange Commission. The actual results that the Company achieves may differ materially from any forward looking statement due to such risks and uncertainties. The Company undertakes no obligations to revise or update any forward-looking statements in order to reflect events or circumstances that may arise after the date of this release.
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UNIVERSAL ELECTRONICS INC.
CONSOLIDATED BALANCE SHEETS
(In thousands, except share-related data)
(Unaudited)

	June 30,	December 31,
	2010	2009
ASSETS
Current assets:
Cash and cash equivalents	$78,838	$29,016
Term deposit	—	49,246
Accounts receivable, net	56,130	64,392
Inventories, net	43,927	40,947
Prepaid expenses and other current assets	2,315	2,423
Deferred income taxes	2,959	3,016

Total current assets	184,169	189,040
Equipment, furniture and fixtures, net	10,219	9,990
Goodwill	13,404	13,724
Intangible assets, net	11,422	11,572
Other assets	759	1,144
Deferred income taxes	7,761	7,837

Total assets	$227,734	$233,307

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$41,828	$39,514
Accrued sales discounts, rebates and royalties	4,785	6,028
Accrued income taxes	957	3,254
Accrued compensation	5,345	4,619
Other accrued expenses	6,404	8,539

Total current liabilities	59,319	61,954
Long-term liabilities:
Deferred income taxes	139	153
Income tax payable	1,348	1,348
Other long-term liabilities	100	122

Total liabilities	60,906	63,577

Commitments and contingencies

Stockholders’ equity:
Preferred stock, $0.01 par value, 5,000,000 shares authorized; none issued or outstanding	—	—
Common stock, $0.01 par value, 50,000,000 shares authorized; 19,238,800 and 19,140,232 shares issued on June 30, 2010 and December 31, 2009, respectively	192	191
Paid-in capital	131,971	128,913
Accumulated other comprehensive (loss) income	(4,018)	1,463
Retained earnings	125,602	118,989

	253,747	249,556

Less cost of common stock in treasury, 5,790,633 and 5,449,962 shares on June 30, 2010 and December 31, 2009, respectively	(86,919)	(79,826)

Total stockholders’ equity	166,828	169,730

Total liabilities and stockholders’ equity	$227,734	$233,307

UNIVERSAL ELECTRONICS INC.
CONSOLIDATED INCOME STATEMENTS
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2010	2009	2010	2009
Net sales	$78,892	$78,303	$150,268	$149,429
Cost of sales	51,467	52,808	100,779	102,497

Gross profit	27,425	25,495	49,489	46,932

Research and development expenses	2,488	2,050	5,257	4,160
Selling, general and administrative expenses	17,621	17,758	34,229	35,549

Operating income	7,316	5,687	10,003	7,223
Interest income, net	17	127	100	266
Other (expense) income, net	(21)	182	22	(186)

Income before provision for income taxes	7,312	5,996	10,125	7,303
Provision for income taxes	(2,535)	(2,180)	(3,512)	(2,691)

Net income	$4,777	$3,816	$6,613	$4,612

Earnings per share:
Basic	$0.35	$0.28	$0.48	$0.34

Diluted	$0.34	$0.27	$0.47	$0.33

Shares used in computing earnings per share:
Basic	13,601	13,621	13,650	13,640

Diluted	13,929	13,981	14,011	13,907

UNIVERSAL ELECTRONICS INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Six Months Ended
	June 30,
	2010	2009
Cash provided by operating activities:
Net income	$6,613	$4,612
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	3,079	3,332
Provision for doubtful accounts	747	143
Provision for inventory write-downs	1,450	2,170
Deferred income taxes	33	(111)
Tax benefit from exercise of stock options	109	301
Excess tax benefit from stock-based compensation	(103)	(151)
Shares issued for employee benefit plan	375	342
Stock-based compensation	2,532	2,081

Changes in operating assets and liabilities:
Accounts receivable	3,872	927
Inventories	(6,368)	(3,021)
Prepaid expenses and other assets	307	1,112
Accounts payable and accrued expenses	2,992	(1,603)
Accrued income taxes	(1,909)	(527)

Net cash provided by operating activities	13,729	9,607

Cash provided by (used for) investing activities:
Term deposit	49,246	(49,199)
Acquisition of equipment, furniture and fixtures	(3,041)	(2,193)
Acquisition of intangible assets	(749)	(751)
Acquisition of assets from Zilog, Inc.	—	(9,502)

Net cash provided by (used for) investing activities	45,456	(61,645)

Cash used for financing activities:
Proceeds from stock options exercised	257	1,557
Treasury stock purchased	(7,308)	(3,873)
Excess tax benefit from stock-based compensation	103	151

Net cash used for financing activities	(6,948)	(2,165)

Effect of exchange rate changes on cash	(2,415)	342

Net increase (decrease) in cash and cash equivalents	49,822	(53,861)

Cash and cash equivalents at beginning of period	29,016	75,238

Cash and cash equivalents at end of period	$78,838	$21,377